ENHANCED GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the date specified on the Contract Schedule. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby supplements the section of the Contract entitled "Annuity Provisions".

GUARANTEED MINIMUM INCOME BENEFIT (GMIB): The GMIB provides for guaranteed minimum Annuity Payments during the Annuity Phase. The GMIB will apply only under the following circumstances:

1. The Income Date must be within 30 days following a Contract Anniversary beginning with the Contract Anniversary following the Waiting Period shown on the Contract Schedule;
2. Annuity Payments can only be made under a fixed Annuity Payment (regardless of the Annuity Option you select); and
3. Available Annuity Options are Annuity Options in the Contract paying over the lifetime of the Annuitant or where applicable, the Joint Annuitant and a Period Certain Annuity Option included in this endorsement.

CALCULATION OF THE GMIB:
The GMIB guarantees that your Annuity Payments will be equal to the greater of 1 or 2, where:

1. Fixed Annuity Payment rates declared by us effective for the election date applied to the Contract Value (adjusted for any applicable MVA and any applicable Premium Tax) at that time; or
2.   Guaranteed fixed Annuity Payment rates applied to the GMIB Value.

The GMIB Value is equal to the greater of A or B:

     A. 3% Annual Increase Amount.

     If the  Endorsement  effective date is the same as the Contract Issue Date:
     The 3% - Annual Increase Amount as of the Endorsement effective date is set equal to the Initial Purchase Payment.

     If the  Endorsement  effective  date is later than the Contract Issue Date:
     The 3% - Annual Increase Amount as of the Endorsement effective date is set equal to the Contract Value on the Endorsement effective date.

     On every Valuation Date other than a Contract Anniversary and before the date of death or the date of benefit exercised under the Guaranteed Partial Withdrawal Benefit (GPWB), if applicable, the 3% Annual Increase Amount is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          1.   Increased by any additional Purchase Payments received that day.
          2. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.
S40391                                    1

     On every Contract Anniversary prior to the Contract Owner's 81st birthday, and before the date of death or the date of benefit exercise under the GPWB (if applicable), the 3% Annual Increase Amount is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          1. Increased by a multiple of 1.03 if the Contract Owner's attained age is less than 81.
          2.   Increased by any additional Purchase Payments received that day.
          3. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

     Beginning with the Contract Anniversary that occurs on or after the Contract Owner's 81st birthday and before the date of death or the date of benefit exercised under the GPWB (if applicable), the 3% Annual Increase Amount is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          1.   Increased by any additional Purchase Payments received that day.
          2. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

     The 3% Annual Increase Amount has a maximum amount determined by the following:

          1.   1.5 times the cumulative Purchase Payments.
          2.   Reduced  by  each  withdrawal's   percentage  of  Contract  Value
               withdrawn   prior  to  any   applicable  MVA  but  including  any
               withdrawal charge.

     B. The Maximum Anniversary Value.

     If the  Endorsement  effective date is the same as the Contract Issue Date:
     The Maximum Anniversary Value as of the Endorsement effective date is set equal to the Initial Purchase Payment.

     If the  Endorsement  effective  date is later than the Contract Issue Date:
     The Maximum Anniversary Value as of the Endorsement effective date is set equal to the Contract Value as of the Endorsement effective date.

     On every Valuation Date other than a Contract Anniversary, and before the date of death or the date of benefit exercised under the GPWB (if applicable), the Maximum Anniversary Value is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          1.   Increased by any additional Purchase Payments received that day.
          2. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

S40391                                     2

     On every Contract Anniversary prior to the Contract Owner's 81st birthday and before the date of death or the date of benefit exercised under the GPWB (if applicable), the Maximum Anniversary Value is set equal to the highest Contract Value that occurred on any Contract Anniversary after the Endorsement effective date, adjusted as follows:

          1. Increased by any additional Purchase Payments made since that Contract Anniversary.
          2. Reduced by the percentage of any Contract Value withdrawn prior to any applicable MVA but including any withdrawal charge for each withdrawal made since that Contract Anniversary.

     Beginning with the Contract Anniversary that occurs on or after the Contract Owner's 81st birthday, and before the date of death and the date of benefit exercised under the GPWB (if applicable), the Maximum Anniversary Value is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          1.   Increased by any additional Purchase Payments received that day.
          2. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

After the date of benefit exercised under the GPWB (if applicable), the GMIB Value will not increase but it will decrease by the benefits paid under the GPWB, and it will also decrease by the percentage of any Contract Value withdrawn (prior to any applicable MVA but including any withdrawal charges) in excess of the GPWB payments.

Withdrawal charges are used to also mean Contingent Deferred Sales Charges, where applicable. The term withdrawal is used to also mean surrender, where applicable.

If Joint Owners are named, the Age of the older Contract Owner will be used to determine the GMIB Value. If a non-individual owns the Contract, then Contract Owner shall mean Annuitant and the Annuitant's Age is used to determine the income benefit.

PERIOD CERTAIN ANNUITY OPTION

An additional fixed Annuity Option is available upon exercise of the GMIB using guaranteed Annuity Payment rates applied to the GMIB Value. Monthly fixed Annuity Payments are paid for a specified period of time. The Specified Period Certain is elected by the Contract Owner and must be specified as a whole number of years from 10 to 30. If at the time of the last death of the Annuitant and any Joint Annuitant, Annuity Payments have been made for less than the Specified Period Certain, then we will continue to make Annuity Payments to you for the rest of the Specified Period Certain. The Guaranteed Fixed Annuity Payment rates below are based on an interest rate of 1% per year. Rates shown below are for monthly payments based on $1,000 of GMIB Value for the specified period. Rates for other Specified Periods Certain not shown will be provided upon request.

          Guaranteed Monthly Annuity Payments per $1,000 of GMIB Value
-------------------------- ---------- ---------- ----------- ---------- --------
Specified Period Certain   10         15         20          25         30
       (in years)
-------------------------- ---------- ---------- ----------- ---------- --------
Guaranteed Rates           8.75       5.98       4.59        3.76       3.21
-------------------------- ---------- ---------- ----------- ---------- --------

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
CONDITIONS FOR TERMINATION OF THE GMIB:
This benefit will terminate on the Income Date or when the Contract terminates.

BENEFIT CHARGE:
The charge for this benefit is included in the mortality and expense risk charge shown in the Contract Schedule.

         Signed for Allianz Life Insurance Company of North America by:


              [Suzanne J. Pepin]                [Charles Kavitsky]
               Suzanne J. Pepin                  Charles Kavitsky
       Senior Vice President, Secretary           President
          and Chief Legal Officer